1.	Energy Policy Act of 2005 (H.R. 6; Public Law 109-58)
President of the U.S. and the U.S. Senate, 08 August 2005.

2.
Technical Report: Analysis of Amended Energy Conservation Standards for Residential Refrigerator-Freezer. October 2005. U.S. Department of Energy, Assistant Secretary, Office of Energy Efficiency and Renewable Energy, Building Technologies Program, Appliances and Commercial Equipment Standards, Washington, DC 20585

3.	Schedule Setting for the 2006 Appliance Standards. Content Last Updated: 08/23/2006. U.S. Department of Energy

4.	United States Industrial Electric Motor Systems Market Opportunities Assessment. December 2002. Office of Energy Efficiency and Renewable Energy (EERE)

5.	High Efficiency and Low Environmental Impact Air-Conditioning Systems. Air-Conditioning Key Figures in the World, Europe and France. Center for Energy and Processes, Ecole des Mines de Paris, France

6.
The Chinese Market for Electric Motors and Motor Speed Controls.  Report Number I-971.   Adam Hinge, Steven Nadel, Dai Yande, Zhang Jin Lan, and Sun Chunxuan. Publication Price $13.00 44 pgs, American Council for an Energy-Efficient Economy 1997

7.
United States Industrial Motor-Driven Systems Market Assessment: Charting a Roadmap to Energy Savings for Industry. Paul E. Scheihing, U.S. Department of Energy, Industrial Technologies Program; Mitchell Rosenberg, Xenergy, Mitchell Olszewski, Oak Ridge National Laboratory, Chris Cockrill, U.S. Department of Energy, Julia Oliver, U.S. Department of Energy. Best Practices, Industrial Technologies Program,

8.	Analysis of Energy Conservation Standards for Small Electric Motors. June 2003. Building Technologies, Office of Energy Efficiency and Renewable Energy, U.S. Department of Energy.

9.	Save Energy Now in Your Motor-Driven Systems. Best Practices: Motor Systems, Industrial Technologies Program, Energy Efficiency and Renewable Energy. U.S. Department of Energy

10.	Motor Efficiency for Industry and the Home. Jim Kirkhoff. Presented at the Indiana Energy Conference, 2006.